                                                                       EXHIBIT 1

================================================================================

                           STOCK PURCHASE AGREEMENT

                                by and between


                               FBOP CORPORATION
                              or its Affiliate(s)

                                      and

                        BIL SECURITIES (OFFSHORE) LTD.

                         Dated as of November 7, 2000


================================================================================


                               TABLE OF CONTENTS

                                                                            Page
ARTICLE I

        PURCHASE AND SALE...................................................  1
        1.1   Purchase and Sale.............................................  1
        1.2   Delivery of Shares............................................  1
        1.3   Assignment of Rights..........................................  1
        1.4   Purchase Price................................................  2

ARTICLE II

        CLOSING.............................................................  2
        2.1   Closing.......................................................  2
        2.2   Extension of Closing Date.....................................  2

ARTICLE III

        REPRESENTATIONS AND WARRANTIES OF THE SELLER........................  2
        3.1   Organization and Standing of Seller...........................  2
        3.2   Due Authorization.............................................  3
        3.3   Consents and Approvals........................................  3
        3.4   Defaults and Conflicts........................................  3
        3.5   Share Ownership...............................................  3
        3.6   Related Party Transactions....................................  4
        3.7   Information for Regulatory Approvals..........................  4
        3.8   Finders and Investment Bankers................................  4
        3.9   Disclosure....................................................  4
        3.10  No Conflict of Interest.......................................  5
        3.11  Goodwill Litigation...........................................  5
        3.12  Agreements....................................................  5

ARTICLE IV

        REPRESENTATIONS AND WARRANTIES OF PURCHASER.........................  6
        4.1   Organization of Purchaser.....................................  6
        4.2   Authorization.................................................  6
        4.3   Consents and Approvals........................................  6
        4.4   Defaults and Conflicts........................................  6
        4.5   Finders and Investment Bankers................................  6

ARTICLE V

       INFORMATION.........................................................  7

ARTICLE VI

       COVENANTS OF SELLER.................................................  7
       6.1   Exclusivity...................................................  7
       6.2   Actions of Seller.............................................  8
       6.3   Notice........................................................  8
       6.4   Supplemental Information; Disclosure Supplements..............  8

ARTICLE VI-A

       COVENANTS OF PURCHASER..............................................  8
       6.A.1 Limitation on Additional Purchases............................  8
       6.A.2 Share of Profits..............................................  8
       6.A.3 Supplemental Information......................................  9
       6.A.4 Application...................................................  9

ARTICLE VII

       COOPERATION.........................................................  9
       7.1   Reasonable Efforts............................................  9

ARTICLE VIII

       CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PURCHASER................  9
       8.1   Representations, Warranties and Covenants.....................  9
       8.2   Adverse Changes............................................... 10
       8.3   Absence of Litigation......................................... 10
       8.4   Certificates.................................................. 10
       8.5   Schedules..................................................... 10
       8.6   Closing Date.................................................. 10
       8.7   Regulatory Approvals.......................................... 10
       8.8   Transfer of Securities........................................ 10
       8.9   Stockholders' Agreement; Voting Agreement..................... 11
       8.10  Other Documents............................................... 11

ARTICLE IX

        CONDITIONS PRECEDENT TO
        OBLIGATIONS OF THE SELLER......................................... 11
        9.1    Representations, Warranties and Covenants.................. 11
        9.2    Absence of Litigation...................................... 11
        9.3    Closing Date............................................... 11

ARTICLE X

        TERMINATION....................................................... 11
        10.1   Termination................................................ 11
        10.2   Effect of Termination...................................... 12
        10.3   Breach; Specific Performance............................... 13

ARTICLE XI

        SURVIVAL OF REPRESENTATIONS
        AND WARRANTIES, INDEMNIFICATION................................... 13
        11.1   Survival of Representations and Warranties................. 13
        11.2   Indemnification............................................ 13

ARTICLE XII

        MISCELLANEOUS..................................................... 14
        12.1   Binding Effect............................................. 14
        12.2   Expenses................................................... 14
        12.3   Notices.................................................... 14
        12.4   Counterparts............................................... 15
        12.5   Captions................................................... 15
        12.6   Amendments, Supplements or Modification.................... 15
        12.7   Applicable Law............................................. 15
        12.8   Construction of Agreement.................................. 15
        12.9   Effect of Investigation.................................... 15
        12.10  Waivers.................................................... 16
        12.11  Assignment................................................. 16
        12.12  No Third Party Beneficiaries............................... 16
        12.13  Severability............................................... 16
        12.14  Remedies Cumulative........................................ 16
        12.15  Entire Agreement........................................... 16
        12.16  Schedules.................................................. 16
        12.17  Press Releases; Confidentiality............................. 16

                                   AGREEMENT
                                   ---------


     THIS AGREEMENT (the "Agreement") is made and entered into as of November 7, 2000 by and between FBOP CORPORATION, an Illinois corporation (the "Purchaser") or its Affiliate(s) and BIL Securities (Offshore) Ltd. ("Seller").

                                  WITNESSETH:
                                  ----------

     WHEREAS, Seller is the owner of 1,912,272 issued and outstanding shares of common stock, $0.01 par value per share (the "Shares") of PBOC Holdings, Inc., a Delaware corporation (the "Holding Company");

     WHEREAS, the Holding Company owns 100% of the issued and outstanding shares of Peoples Bank of California, a savings bank organized under the laws of the United States of America (the "Bank");

     WHEREAS, the Purchaser is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended ("BHCA");

     WHEREAS, Purchaser desires to purchase the Shares and Seller is willing to sell the Shares to Purchaser on the terms and conditions set forth herein (the "Transaction");

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                               PURCHASE AND SALE
                               -----------------

     1.1  Purchase and Sale. At the Closing (as hereinafter defined), subject
          -----------------
to the terms and conditions of this Agreement, the Seller shall sell to the Purchaser all of the Shares, free and clear of any and all liens, pledges, charges or encumbrances, and the Purchaser agrees to purchase all such Shares.

     1.2  Delivery of Shares.  Seller shall deliver to the Purchaser at Closing
          ------------------
stock certificates representing all of the Shares. At the Closing, in consideration for the purchase price described in Section 1.3 below, the Seller shall deliver to the Purchaser said stock certificates duly endorsed in blank or accompanied by duly executed stock powers.

     1.3  Assignment of Rights. At the Closing, Seller shall transfer to
          --------------------
Purchaser all of its rights under the Stockholders' Agreement dated as of April 20, 1998, as amended ("Stockholders' Agreement") by and among Seller, Holding Company, Bank, the Trustees of the Estate of Bernice Pauahi Bishop and Arbur, Inc., and (ii) the Shareholder Voting Agreement dated as of April 28, 1998 (the "Voting Agreement") by and between Seller and Arbur, Inc., and shall deliver such documents and instruments of assignment related thereto as shall be reasonably satisfactory to Purchaser. Notwithstanding anything else in this Agreement to the contrary, Seller makes no representation or warranty with respect to the validity or enforceability of such assignments. Nothing herein shall be deemed to imply that Seller is assigning to Purchaser any of its rights under the Shareholder Rights Agreement (as defined in Section 3.11).

     1.4  Purchase Price. In consideration for delivery of the Shares, and
          --------------
subject to all of the terms and conditions of this Agreement, the Purchaser will pay to the Seller in cash at the Closing an amount equal to $10 per Share ("Purchase Price Per Share") for each of the Shares delivered to Purchaser in accordance with Section 1.2 above (the aggregate consideration of $19,122,720 for all Shares so delivered is referred to herein as the "Purchase Price").

                                  ARTICLE II

                                    CLOSING
                                    -------

     2.1  Closing. The consummation of the transactions contemplated by this
          -------
Agreement shall take place at a closing (the "Closing") to be held on the Closing Date. The Closing Date shall be as soon as practicable following the receipt of all third party, governmental and regulatory consents and approvals and the expiration of all applicable waiting periods in connection with any regulatory or governmental approvals. The Closing shall take place at such time and place as the Purchaser and the Seller may agree.

     2.2  Extension of Closing Date. The Closing Date shall be no later than
          -------------------------
the 90/th/ day following the date of this Agreement; provided, however, that if
                                                     --------  -------
the required approvals of any Applicable Governmental Authorities (as defined below) have not been received within such 90 day period, the Closing Date shall automatically be extended for an additional period of up to 60 days. Upon such extension, Purchaser shall deposit an amount in cash equal to 5% of the Purchase Price ($956,136) in an escrow account ("Escrowed Funds") established with San Diego National Bank pursuant to an escrow agreement on terms mutually acceptable to Purchaser and such escrow agent.


                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE SELLER
                 --------------------------------------------

     Seller represents and warrants to Purchaser as set forth below as of the date of this Agreement and as of the Closing Date (as if such representations and warranties were remade on the Closing Date):

     3.1  Organization and Standing of Seller.  Seller is a corporation duly
          -----------------------------------
organized, validly existing and in good standing under the laws of New Zealand. Seller has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

     3.2  Due Authorization.  Seller has full power and authority to enter into
          -----------------
this Agreement and any related agreements, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller of this Agreement and any related agreements have been duly and validly approved by all appropriate parties, and no other actions or proceedings on the part of the Seller or any other person are necessary to authorize this Agreement, any related agreements or the transactions contemplated hereby and thereby. Subject to receipt of all necessary regulatory approvals, this Agreement and any related agreements constitute the legal, valid and binding obligations of the Seller, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect that affect the enforcement of creditors' rights generally and by equitable limitations on the availability of specific remedies.

     3.3  Consents and Approvals. Except for any required consents and approvals
          ----------------------
of (i) the Office of Thrift Supervision ("OTS"), (ii) the Federal Deposit Insurance Corporation (the "FDIC"), and (iii) the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") (collectively, "Applicable Governmental Authorities"), and the filing of certain documentary material with the Federal Trade Commission and the Assistant Attorney General pursuant to
Section 7a(c)(8) of the Clayton Act, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by Seller of the transactions contemplated by this Agreement.

     3.4  Defaults and Conflicts.  Subject to the receipt of all consents and
          ----------------------
approvals contemplated by this Agreement, neither the execution and delivery of this Agreement, the consummation of the Transaction nor the fulfillment of and compliance with the terms and provisions hereof, will (i) violate any judicial, administrative or arbitration order, writ, award, judgment, injunction or decree involving Seller, or (ii) conflict with the terms, conditions or provisions of the charter or Bylaws of Seller. No consent of any third party to any indenture or any agreement or other instrument to which Seller is a party is required in connection with the Transaction.

     3.5  Share Ownership.
          ---------------

          (a) To the best knowledge of Seller, the authorized capital stock of the Holding Company consists of 75,000,000 shares of common stock, $0.01 par value per share, of which 19,876,205 shares are outstanding. Seller is the record and beneficial owner of 1,912,272 shares of common stock of the Holding Company, representing 9.6% of the outstanding capital stock. All of such Shares are validly issued, fully paid and nonassessable. Holding Company legally and beneficially owns all of the issued and outstanding capital stock of the Bank.

          (b) Except for the Shares, Seller owns no shares of capital stock of Holding Company, and except for the Stockholders' Agreement, the Voting Agreement and the Shareholder Rights Agreement (as hereinafter defined), Seller has no other debt or equity investment or interest in Holding Company or Bank. Except for the Shareholder Rights Agreement, the Voting Agreement and the Stockholders' Agreement, there are no outstanding contractual obligations involving the Seller that relate to the purchase, sale, issuance, repurchase, redemption, acquisition, transfer, disposition, holding or voting of any shares of capital stock or other securities of the Holding Company or the Bank, and no Person (as defined below) has any rights of first refusal or other rights of any nature with respect to the Shares. Except as set forth in Schedule 3.5(b),
                                                           ---------------
the Certificates representing the Shares contain no restrictive legends.

          (c) The assignments, endorsements, stock powers and other instruments of transfer delivered by the Seller to the Purchaser at the Closing will be sufficient to transfer all interests, legal and beneficial, in the Shares. The Seller has, and on the Closing Date will have, full power and authority to convey good and marketable title to all of the Shares. Upon transfer to the Purchaser, the Purchaser will receive good and marketable title to such Shares, free and clear of all liens, claims and encumbrances.

As used in this Agreement, "Person" shall mean any individual, corporation,
                            ------
proprietorship, firm, partnership, limited partnership, trust, governmental authority, association or other entity.

     3.6  Related Party Transactions.  Except for the Stockholders' Agreement
          --------------------------
and the Shareholder Rights Agreement (as hereinafter defined) and except as disclosed in Schedule 3.6, neither Holding Company nor Bank nor any of their
             ------------
subsidiaries or affiliates has made any loan to Seller or, to the best knowledge of Seller, to any director, officer or other affiliate of Seller which remains outstanding, nor has Holding Company, Bank nor any of their subsidiaries or affiliates entered into any agreement with Seller, or to the best knowledge of Seller, to any of its Affiliates, including without limitation, any agreement for the purchase or sale of any property or services from or to any director, officer or other affiliate of Seller.

     3.7  Information for Regulatory Approvals.  The information furnished or to
          ------------------------------------
be furnished by Seller in any regulatory application filed by Bank, Holding Company or Purchaser in connection with the Transaction, will be true and complete as of the date so furnished.

     3.8  Finders and Investment Bankers.  Seller has not retained any broker,
          ------------------------------
finder or other agent or incurred any liability for any brokerage fees, commissions or finders' fees with respect to the Transaction, except that Seller will reimburse Dreyer, Edmonds & Associates and/or Michael S. Dreyer for services rendered with this Transaction.

     3.9  Disclosure.  No representation or warranty of Seller and no statement
          ----------
or information relating to Seller, Holding Company or Bank or their respective businesses or properties contained in (i) this Agreement, (ii) the Schedules hereto or (iii) in any written statement, certificate or document furnished or to be furnished to Purchaser pursuant to this

Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements made herein or therein, in light of the circumstances in which they were made, not misleading.

     3.10  No Conflict of Interest. Other than under the Shareholder Rights
           -----------------------
Agreement, neither the Seller nor any of its Affiliates (as defined in Article
VI) has or claims to have any direct or indirect interest in any tangible or intangible assets or liabilities or equity interests of the Holding Company or Bank except as a holder of Shares. Except as disclosed on Schedule 3.10, neither
                                                          -------------
Seller nor, to the best knowledge of Seller, any of its Affiliates has any direct or indirect interest in any Person (except for the ownership of less than 1% of the outstanding stock of any publicly held corporation) which has any contract or arrangement with, or does have business or is involved in any way with, the Holding Company, Bank or any Subsidiary. Schedule 3.10 contains a
                                                   -------------
complete and accurate description of all such Persons, interests, arrangements and other matters.

     3.11  Goodwill Litigation. Both the Holding Company and the Bank have been
           -------------------
reimbursed for 100% of all costs and expenses incurred to date (including attorneys' fees) directly or indirectly relating to or arising out of or in connection with the so-called "Goodwill Litigation" (i.e, Southern California
                                                     ------------------------
Federal Savings and Loan Association, et al. V, United States, No. 93-52C)
-------------------------------------------------------------
pursuant to which the Holding Company, Bank and certain current and former shareholders of the Holding Company are seeking damages against the United States for breaching its commitment regarding the treatment of supervisory goodwill. Both the Holding Company and the Bank will be fully reimbursed by Seller for 30% of 95% of all future costs and expenses (including attorneys' fees) directly or indirectly relating to or arising out of or in connection with such Goodwill Litigation. Neither Holding Company nor Bank currently has or will in the future have any liability for Seller's Proportionate Share (as hereinafter defined) of damages, costs, expenses or other losses (including attorneys' fees) directly or indirectly related to or arising out of or in connection with the Goodwill Litigation or that certain Shareholder Rights Agreement dated as of April 20,1998 ("Shareholder Rights Agreement") by and among Seller, Holding Company, Bank, the Trustees of the Estate of Bernice Pauahi Bishop and Arbur, Inc. As used in this Agreement, "Seller's
Proportionate Share" means (i) 30% of 95% of any such liability arising out of any claim by a party now pending or hereafter brought, seeking in whole or in part any amounts paid or to be paid by the United States in connection with the Goodwill Litigation, and (ii) 30% at 100% of any such liability arising out of any claim by a party other than the Holding Company or the Bank challenging the validity or effect of the Shareholder Rights Agreement or otherwise directly or indirectly related to or arising out of or in connection with the Goodwill Litigation or Shareholder Rights Agreement (to the extent not covered by subsection (i) above).

     3.12  Agreements. Seller has delivered to Purchaser true and correct copies
           ----------
of the Stockholders' Agreement, the Voting Agreement and the Shareholder Rights Agreement, together with any and all amendments thereto.

                                  ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER
                  -------------------------------------------

     Purchaser represents and warrants to Seller as set forth below as of the date of this Agreement and as of the Closing Date (as if such representations and warranties were remade on the Closing Date):

     4.1  Organization of Purchaser.  Purchaser is a corporation duly organized,
          -------------------------
validly existing and in good standing under the laws of Illinois.

     4.2  Authorization.  Purchaser has full power and authority to enter into
          -------------
this Agreement and any related agreements and, subject to obtaining all required regulatory approvals, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Purchaser of this Agreement and any related agreements have been duly and validly approved by the board of directors of Purchaser, and no other actions or proceedings on the part of the Purchaser or any other person are necessary to authorize this Agreement, any related agreements or the transactions contemplated hereby and thereby. Subject to receipt of all necessary regulatory approvals, this Agreement and any related agreements constitute the valid and legally binding obligations of Purchaser, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by applicable to bankruptcy, receivership, insolvency, reorganization, moratorium or similar laws affecting or relating to creditors rights generally and subject to general principles of equity.

     4.3  Consents and Approvals.  Except for any required consents and
          ----------------------
approvals of the Applicable Governmental Authorities, and the filing of certain documentary material with the Federal Trade Commission and the Assistant Attorney General pursuant to Section 7a(c)(8) of the Clayton Act, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by Purchaser of the transactions contemplated by this Agreement.

     4.4  Defaults and Conflicts.  Subject to the receipt of all consents and
          ----------------------
approvals contemplated by this Agreement, the execution and delivery of this Agreement, the consummation of the Transaction or the fulfillment of and compliance with the terms and provisions hereof will not (i) violate any judicial, administrative or arbitration order, writ, award, judgment, injunction or decree involving Purchaser, or (ii) conflict with any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of Purchaser. No consent of any third party to any indenture or any material agreement or other material instrument to which Purchaser is a party is required in connection with the Transaction.

     4.5  Finders and Investment Bankers.  Purchaser has not retained any
          ------------------------------
broker, finder or other agent or incurred any liability for any brokerage fees, commissions or finders' fees with respect to the Transaction.

                                   ARTICLE V

                                  INFORMATION
                                  -----------

     From the date hereof until the Closing Date, Seller shall provide Purchaser with all information and reports relating to the Holding Company, Bank or other Subsidiaries received by Seller in its capacity as a shareholder of the Company, and shall provide Purchaser with other information and reports received by Seller in any other capacity to the extent not otherwise specifically prohibited by applicable law.

                                  ARTICLE VI

                              COVENANTS OF SELLER
                              -------------------

     6.1       Exclusivity.
               -----------

               (a) Unless otherwise specifically prohibited by applicable law, without the prior written consent of Purchaser, Seller shall not, directly or indirectly, solicit, initiate, encourage or respond favorably to inquiries or proposals from, or participate in any discussions or negotiations with, any person (other than Purchaser and its directors, officers, employees, representatives and agents) concerning (i) any merger, sale of assets not in the ordinary course of business, acquisition, business combination, change of control or other similar transaction involving Holding Company or Bank, or (ii) any purchase or other acquisition by any person of the Shares or any shares of capital stock of Bank, or (iii) any issuance by Holding Company or Bank of any shares of its capital stock.

               (b) Unless otherwise specifically prohibited by applicable law, Seller will promptly advise Purchaser of, and communicate to Purchaser the terms and conditions of (and the identity of the person making), any such inquiry or proposal received, and will promptly furnish Purchaser with copies of any documents received and summaries of any other communications with respect thereto. Seller will cease any such existing activities, discussions or negotiations with any Person conducted heretofore with respect to any of the foregoing.

     As used in this Agreement, the term "Affiliate" shall mean, with respect to
                                          ---------
any specified person, (1) any other person which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified person, (2) any other person which is a director, officer or partner or is, directly or indirectly, the beneficial owner of 5 percent or more of any class of equity securities, of the specified person or a person described in clause (1) of this paragraph, (3) another person of which the specified person is a director, officer or partner or is, directly or indirectly, the beneficial owner of 5 percent or more of any class of equity securities, (4) another person in which the specified person has a substantial beneficial interest or as to which the specified person serves as trustee or in a similar capacity, or (5) any relative or spouse of the specified person or any of the foregoing persons, any relative of such spouse or any spouse of any such relative.

     6.2    Actions of Seller. Seller agrees that unless this Agreement is
            -----------------
terminated in accordance with the provisions hereof, (i) Seller will not acquire any additional shares of the capital stock of Holding Company (other than stock dividends, if any, declared and paid by Holding Company on the Shares, which stock dividends shall be included for all purposes hereunder in the definition of Shares), (ii) Seller will not encumber any of the Shares, (iii) Seller will not sell or offer to sell any of the Shares to any Person other than the Purchaser, (iv) Seller will not take any other action which could have the effect of preventing or disabling the performance by either of such parties of their respective obligations under this Agreement, or which could materially and adversely affect the rights of Purchaser hereunder.

     6.3    Notice. Seller shall give prompt notice to Purchaser of any notice
            ------
or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated hereby.

     6.4    Supplemental Information; Disclosure Supplements. From time to time
            ------------------------------------------------
prior to the Closing Date, Seller will promptly disclose in writing to Purchaser any matter hereafter arising which, if existing, occurring or known at the date of this Agreement would have been required to be disclosed by Seller or which would render inaccurate any of the representations, warranties or statements of Seller set forth in this Agreement. From time to time prior to the Closing Date, Seller will promptly supplement or update any Schedule delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedule or which is necessary to update any information in such Schedule.

                                 ARTICLE VI-A

                            COVENANTS OF PURCHASER
                            ----------------------

     6.A.1  Limitation on Additional Purchases. Without the prior written
            ----------------------------------
consent of Seller, for a period of 90 days following the date of this Agreement, Purchaser will not acquire record or beneficial ownership of any of the outstanding common stock of the Holding Company for a price in excess of $10 per share.

     6.A.2  Share of Profits. In the event that Purchaser sells any of the
            ----------------
Shares acquired hereunder during the 90 day period following the Closing Date ("Subsequent Sale"), Purchaser agrees to pay to Seller an amount equal to 50% of the amount by which the price per share in the Subsequent Sale exceeds $10 per share. In the event the consideration received by Purchaser for the Shares is not in cash, Purchaser shall transfer 50% of the consideration so received to Seller.

     6.A.3  Supplemental Information. From time to time prior to the Closing
            ------------------------
Date, Purchaser will promptly disclose in writing to Seller any matter hereafter arising which, if existing, occurring or known at the date of this Agreement would have been required to be disclosed by Purchaser or which would render inaccurate any of the representations, warranties or statements of Purchaser set forth in this Agreement.

     6.A.4  Application. As promptly as practicable following the execution of
            -----------
this Agreement, Purchaser agrees to prepare and file any required application with the Federal Reserve Board for approval to consummate the Transaction described in this Agreement, and to make any required filing with the Federal Trade Commission and Assistant Attorney General required pursuant to Section 7a(c)(8) of the Clayton Act.

                                  ARTICLE VII

                                  COOPERATION
                                  -----------

     7.1    Reasonable Efforts. Subject to the terms and conditions hereof and
            ------------------
the parties' respective rights to terminate this Agreement, each party hereto shall use its reasonable efforts to take all action required of it to fulfill its obligations under the terms of this Agreement and to facilitate the satisfaction of the conditions to and the consummation of the transactions contemplated hereby. The Seller and the Purchaser will cooperate with each other in securing all the necessary approvals, regulatory or otherwise, needed to consummate the transactions contemplated herein.


                                 ARTICLE VIII

                            CONDITIONS PRECEDENT TO
                         OBLIGATIONS OF THE PURCHASER
                         ----------------------------

     The obligations of the Purchaser hereunder shall be subject to the satisfaction (or written waiver by the Purchaser) on or before the Closing Date of each condition precedent set forth in this Agreement and to all of the following additional conditions:

     8.1    Representations, Warranties and Covenants. The representations and
            -----------------------------------------
warranties of the Seller contained herein shall have been accurate, true, correct and complete on and as of the date of this Agreement, and shall also be accurate, true, correct and complete on and as of the Closing Date with the same force and effect as though made by the Seller on and as of the Closing Date. The Seller shall have performed all agreements and covenants required by this Agreement to be performed by it on or prior to the Closing Date. The Purchaser shall have received a Certificate, dated as of the Closing Date and signed by the Seller, to the foregoing effect, together with a certificate showing the incumbency and signatures of officers authorized to execute documents on behalf of Seller in connection with the Transaction.

     8.2  Adverse Changes.  During the period from the date of this Agreement to
          ---------------
the Closing Date, there shall not have been, as determined in the sole discretion of the Purchaser, any material adverse changes involving an aggregate amount in excess of $750,000 in the business, operations, results of operations, assets, liabilities, capital, investments, properties, condition (financial or otherwise), affairs, prospects or other attributes of the Holding Company or the Bank, or any of the Subsidiaries; provided however that changes in the fair
                                      -------- -------
value of loans receivable, due solely to the use of current interest rates for discounting future cash flows at which loans with similar terms would be made secured by property and to borrowers with similar credit and other characteristics and with similar remaining terms to maturity, will not be considered a material adverse change for purposes of this section.

     8.3  Absence of Litigation.  There shall not be pending or threatened any
          ---------------------
action or proceeding seeking to restrain, enjoin, prohibit, or obtain damages in connection with or related to any part of this Agreement or any related agreement between Seller and Purchaser.

     8.4  Certificates.  Certificates representing 1,912,272 shares of common
          ------------
stock of the Holding Company which shall represent approximately 9.6% of the outstanding common stock of the Holding Company shall have been properly tendered and delivered to Purchaser, together with stock powers duly executed in blank.

     8.5  Schedules.  Purchaser shall have received all of the Schedules
          ---------
referred to herein, which Schedules shall be acceptable to Purchaser, and if such Schedules are updated prior to the Closing Date, such Schedules shall be acceptable to Purchaser in its sole discretion, reasonably exercised.

     8.6  Closing Date.  The Closing Date shall be no later than the 90/th/
          ------------
day following the date of this Agreement, subject to an additional 60-day extension as described in Section 2.2 hereof.

     8.7  Regulatory Approvals.  To the extent required by applicable law or
          --------------------
regulation, all approvals of any governmental or regulatory authority required in connection with the acquisition of shares of the Holding Company by Purchaser will have been obtained, which approvals will be acceptable to Purchaser in form and substance in its sole discretion, and all necessary waiting periods under federal or state law will have expired. All other statutory or regulatory requirements for the valid consummation of the transactions contemplated hereby will have been satisfied.

     8.8  Transfer of Securities.  Seller, at its expense, shall have delivered
          ----------------------
to Purchaser (i) an opinion of counsel reasonably acceptable to Purchaser regarding Seller's ability to transfer the Shares pursuant to an available exemption from the securities laws, and (ii) evidence satisfactory to Purchaser that such opinion is satisfactory to the Holding Company. Alternatively, Seller shall deliver to Purchaser satisfactory evidence that Holding Company has waived the requirement for an opinion of counsel.

     8.9  Stockholders' Agreement; Voting Agreement. Seller shall have delivered
          -----------------------------------------
to Purchaser satisfactory documents of assignment and transfer with respect to the assignment by Seller of its rights under the Stockholders' Agreement and the Voting Agreement.

     8.10 Other Documents. The Purchaser shall have received all such other
          ---------------
documents, certificates or instruments as it reasonably may request.

                                  ARTICLE IX

                            CONDITIONS PRECEDENT TO
                           OBLIGATIONS OF THE SELLER
                           -------------------------

     The obligations of the Seller hereunder shall be subject to the satisfaction (or written waiver by the Seller) on or before the Closing Date of each condition precedent set forth in this Agreement and to all of the following additional conditions:

     9.1  Representations, Warranties and Covenants. The representations and
          -----------------------------------------
warranties of the Purchaser contained herein shall have been accurate, true, correct and complete on and as of the date of this Agreement, and shall also be accurate, true, correct and complete on and as of the Closing Date with the same force and effect as though made by the Purchaser on and as of the Closing Date. The Purchaser shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Closing Date. The Seller shall have received a Certificate, dated as of the Closing Date and signed by an officer of the Purchaser, to the foregoing effect, together with a certificate showing the incumbency and signatures of officers authorized to execute documents on behalf of Purchaser in Connection with the Transaction.

     9.2  Absence of Litigation. There shall not be pending or threatened any
          ---------------------
action or proceeding seeking to restrain, enjoin, prohibit, or obtain damages in connection with or related to any part of this Agreement or any related agreement between Seller and Purchaser.

     9.3  Closing Date. The Closing Date shall be no later than the 9O/th/ day
          ------------
following the date of this Agreement, subject to an additional 60-day extension as described in Section 2.2 hereof.

                                   ARTICLE X

                                  TERMINATION
                                  -----------

     10.1 Termination.
          -----------

          This Agreement may be terminated at the option of the applicable party at any time prior to the Closing:

           (i)   by written agreement of the Purchaser and the Seller;

           (ii) by the Purchaser, by written notice to the Seller if any of the conditions set forth in Article VIII have not been satisfied as of the Closing Date;

           (iii) by the Seller by written notice to the Purchaser if any of the conditions set forth in Article IX have not been satisfied as of the Closing Date;

           (iv) by any of the Seller or the Purchaser, if the Closing shall not have taken place on or before the 90/th/ day following the date of this Agreement, subject to an additional 60-day extension as described in
     Section 2.2 hereof; provided, however, that the right to terminate this
                         --------  -------
     Agreement under this Section 10.1(iv) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

           (v) by the Purchaser, if there shall have been a breach of any covenant, representation or warranty of the Seller, provided, however that
                                                        --------  -------
    in the event that Purchaser desires to terminate the Agreement based on an alleged breach of a covenant, representation or warranty, Purchaser must notify the Seller in writing of its intent to terminate, stating the reason therefor. The alleged breaching party shall have thirty (30) days from the date of receipt of such notice to cure the alleged breach, subject to the approval of Purchaser (which approval shall not be unreasonably withheld or delayed);

           (vi) by the Seller, if there shall have been a breach of any covenant, representation or warranty of the Purchaser hereunder; provided,
                                                                     --------
    however, that in the event that the Seller desires to terminate the
    -------
    Agreement based on an alleged breach of a covenant, representation or warranty, such party must notify the Purchaser in writing of its intent to terminate, stating the reason therefor. The alleged breaching party shall have thirty (30) days from the date of receipt of such notice to cure the alleged breach, subject to the approval of the Seller (which approval shall not be unreasonably withheld or delayed); or

           (v) by the Purchaser by written notice to Seller if any Applicable Governmental Authority shall have denied or refused to grant the approvals or consents required to be obtained pursuant to this Agreement, unless Purchaser in its sole discretion agrees to submit or resubmit an application to, or appeal the decision of, the regulatory authority which denied or refused to grant approval thereof.

    10.2   Effect of Termination. If this Agreement is terminated pursuant to
           ---------------------
Section 10.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in Section 12.2 and Section 12.17, which shall survive the termination of this Agreement, and except that no such termination shall relieve any party from liability for any prior willful breach of this Agreement.

     10.3  Breach; Specific Performance. If the transactions contemplated by
           ----------------------------
this Agreement have not been consummated as a result of a breach of this Agreement by the Seller, the parties agree that the Purchaser shall be entitled, at its option and in addition to any other available legal and equitable remedies, to specific performance of this Agreement. Seller agrees that the purchaser shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.


                                  ARTICLE XI

                          SURVIVAL OF REPRESENTATIONS
                        AND WARRANTIES, INDEMNIFICATION
                        -------------------------------

     11.1  Survival of Representations and Warranties. The representations and
           ------------------------------------------
warranties of the parties herein contained, unless waived in writing, will survive the Closing and the consummation of any or all of the transactions contemplated hereby. All covenants not fully performed as of the Closing will survive the Closing.

     11.2  Indemnification. The Seller agrees to indemnify and hold Purchaser
           ---------------
harmless from and against any and all losses, liabilities, actions, obligations, damages, claims, deficiencies, costs and expenses (including reasonable attorneys' fees) (collectively, the "Adverse Consequences") which may be incurred by the Purchaser directly or indirectly (whether arising out of its ownership of the Shares or otherwise) by reason of the breach by the Seller of any representation, warranty, covenant or obligation of the Seller to Purchaser under this Agreement. Without limiting the generality of the foregoing, Seller specifically agrees to;

           (A) indemnify Purchaser for all Adverse Consequences incurred by the Purchaser directly that arise out of, relate to or are in connection with
     (i) the Goodwill Litigation, (ii) the Shareholder Rights Agreement and
     (iii) any other third-party 1awsuits or other matters directly or indirectly arising out of or related to either of the foregoing, including but not limited to that certain lawsuit brought by Ariadne Financial Services Pty. Ltd. and Memvale Pty. Ltd. (the "Ariadne Suit"); and

           (B) indemnify Bank and Holding Company for Seller's Proportionate Share of any Adverse Consequences incurred by Bank or Holding Company directly or indirectly arising out of, relating to or in connection with
     (i) the Goodwill Litigation, (ii) the Shareholder Rights Agreement and
     (iii) any other third-party lawsuits or other matters directly or indirectly arising out of or related to either of the foregoing, including but not limited to the Ariadne Suit.

                                  ARTICLE XII

                                 MISCELLANEOUS
                                 -------------

     12.1      Binding Effect.  All covenants, agreements, representations and
               --------------
warranties of the parties contained herein shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns, and legal representatives.

     12.2      Expenses.  Each party hereto will bear its own expenses, costs
               --------
and fees incurred or assumed in connection with the transactions contemplated hereby.

     12.3      Notices.  Any notice, request, instruction or other document to
               -------
be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (a) when received if given in person, by Federal Express, courier or a courier service, or by registered or certified mail or (b) on the date of transmission if sent by telex, facsimile or other wire transmission (or to such other Persons or at such other addresses as shall be given in like manner by any party to the others):

     To the Purchaser:        FBOP Corporation
                              11 West Madison
                              Oak Park, Illinois 60302
                              Attention: Michael E. Kelly
                              Facsimile: 708-445-3223

     With a copy to:          Lord, Bissell & Brook
                              115 South LaSalle Street
                              Chicago, Illinois 60603
                              Attention: Edward C. Fitzpatrick
                              Facsimile: 312-443-0336

     To the Seller:           BIL Securities (Offshore) Ltd.
                              c/o Dreyer, Edmonds & Associates
                              355 South Grand Avenue
                              Suite 4150
                              Los Angeles, CA 90071-5103
                              Attention: Michael S. Dreyer
                              Facsimile: 213-617-1806
     with a copy to:     BIL Securities (Offshore) Ltd.
                          20 Collyer Quay #16-02/03
                         Tung Center Singapore 049319

     12.4  Counterparts. This Agreement may be executed in one or more
           ------------
counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. If executed copies of this Agreement are forwarded by a party via facsimile to the other party, the original of such signatures shall be delivered to such other party within two business days of the date of this Agreement.

     12.5  Captions.  Captions and paragraph headings used herein are for
           --------
convenience only and are not a part of this Agreement and shall not be used in construing or interpreting any provision hereof.

     12.6  Amendments, Supplements or Modifications. This Agreement may only
           ----------------------------------------
be amended by a written agreement signed by each of the parties hereto.

     12.7  Applicable Law. This Agreement shall be governed by and construed in
           --------------
accordance with the internal laws of the State of Illinois, except to the extent certain matters may governed as a matter of law by the laws of the United
States of America.

     12.8  Construction of America. When permitted by the context, the singular
           -----------------------
includes the plural and vice versa. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement. The use of the terms "including" or "include" shall in all cases herein mean "including, without limitation" or "include, without limitation" respectively. Underscored references to Articles, Sections, Subsections or Schedules shall refer to those portions of this Agreement. Consummation of the transactions contemplated herein shall not be deemed a waiver of a breach of or an inaccuracy in any representation, warranty or covenant or of any party's rights and remedies with regard thereto. No specific representation, warranty or covenant contained herein shall limit the generality or applicability of a similar or more general representation, warranty or covenant contained herein. A breach of or an inaccuracy in any representation, warranty or covenant shall not be affected by the fact that any similar or more or less specific representation, warranty or covenant was not also breached or inaccurate.

     12.9  Effect of Investigation. Any due diligence review, audit or other
           -----------------------
investigation or inquiry undertaken or performed by or on behalf of the Purchaser shall not limit, qualify, modify or amend the representations, warranties or covenants of, or indemnities by, the Seller made or undertaken pursuant to this Agreement, irrespective of the knowledge and information received (or which should have been received) therefrom by the Purchaser.

     12.10    Waivers.  The failure of a party hereto at any time or times to
              -------
require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

     12.11    Assignment.  This Agreement shall be binding upon and inure to
              ----------
the benefit of the parties hereto and their respective successors and assigns; provided, however, that no assignment of any rights or obligations shall be made by the Seller without the written consent of the Purchaser, or by the Purchaser without the written consent of the Seller, except that the Purchaser may assign its rights hereunder without such consent to any wholly-owned subsidiary of the Purchaser.

     12.12    No Third Party Beneficiaries.  This Agreement is solely for the
              ----------------------------
benefit of the parties hereto and, to the extent provided herein, their respective Affiliates, directors, officers, employees, agents and representatives, and no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right, except with respect to Seller's obligation to indemnify the Holding Company and Bank pursuant to Section 11.2 hereof.

     12.13    Severability.  If any provision of this Agreement shall be held
              ------------
invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

     12.14    Remedies Cumulative.  The remedies provided in this Agreement
              -------------------
shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by law, in equity or otherwise.

     12.15    Entire Agreement.  This Agreement (together with the Schedules
              ----------------
hereto and the documents referred to herein) contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for herein, and supersedes any previous agreements and understandings between the parties with respect to those matters.

     12.16    Schedules.  All information set forth in the Schedules hereto
              ---------
shall be deemed a representation and warranty of Seller as to the accuracy and completeness of such information.

     12.17    Press Releases; Confidentiality.  Neither party will make any
              -------------------------------
publicity release concerning this Agreement or the transactions contemplated hereby without advance written approval thereof by the other party. Each party agrees to cooperate with the other in the development and distribution of all news releases with respect to this Agreement, the Transaction or any of the transactions contemplated hereby or thereby. Unless otherwise agreed by Purchaser in writing, Seller will, and will cause its Affiliates to, at all times keep the existence of the Transaction, this Agreement and the terms and conditions of this Agreement confidential, and further agrees not to disclose to any Person any nonpublic information regarding the Purchaser. Seller will immediately, and in any event within three business days, notify Purchaser if Seller has received any request or demand for disclosure of any information protected hereunder that is purported to be required by legal process, applicable law or regulation. Seller will provide Purchaser with copies of such request or demand so that Purchaser may seek a protective order or other appropriate remedy. Seller further agrees to cooperate with Purchaser in its attempt to maintain the confidentiality of the information sought. If Purchaser is unable to obtain a protective order or other remedy, Seller may disclose such confidential information if in the written opinion of counsel Seller is required to do so. In such event, Seller may disclose only the information actually required to be disclosed pursuant to such legal process or applicable law or regulation.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written.


                                             BIL SECURITIES (OFFSHORE) LTD.


                                             By: /s/ Michael S. Dreyer
                                                -------------------------
                                             Name: MICHAEL S. DREYER
                                                  -----------------------
                                             Title: AUTHORIZED AGENT
                                                   ----------------------


                                             FBOP CORPORATION


                                             By:__________________________
                                             Name: Michael E. Kelly
                                             Title: Chairman of the Board